Exhibit 10.2
[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Software cross-license agreement

BETWEEN

Nuvve Holding Corp. (“Nuvve”)
AND Dreev SAS (“Dreev”)
in the presence of EDF Développement Environnement SA (“EDF”)

Dated 8 October 2025

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This Software cross-license agreement (hereafter the “Agreement”) is entered into between:

DREEV SAS, a French société par actions simplifiée, with registered office located at 10 avenue de l’Arche 92400 Courbevoie, France, registered with the French Trade and Companies Register of Nanterres under number 844 324 632, duly represented by Mr. Eric Mévellec, acting as CEO,

Hereinafter referred to as “DREEV”
On one hand,
And

NUVVE Holding Corp, American company incorporated under the laws of the State of Delaware, located in San Diego, California, USA registered at 2468 Historic Decatur Road, Suite 230, San Diego, Ca, 92109, duly represented by Mr. Gregory Poilasne, acting as CEO,
Hereinafter referred to as “NUVVE”
On the other hand.

in the presence of EDF Développement Environnement SA,
Hereinafter referred to as “EDF”

Dreev and Nuvve are hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

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WHEREAS :

(A)EDF and Nuvve are the sole shareholders of Dreev. Nuvve and EDF entered into a shareholders’ agreement on 11 February 2019, as amended on 16 October 2019 (together, the “Shareholders’ Agreement”).
(B)As of the date of this Agreement, Nuvve directly holds 74,389 shares (the “Shares”), representing 4,65% of the issued share capital and voting rights of Dreev.
(C)EDF wishes to acquire from Nuvve, and Nuvve wishes to transfer to EDF, all the Shares held by the Seller in accordance with the terms of the Share purchase agreement to be signed by Nuvve and EDF in the presence of Dreev.
(D)EDF, Nuvve and Dreev have entered into a Share purchase term sheet agreement, effective on July 25th, 2005 (hereinafter referred to as “Term sheet”), whereby the Parties set forth the terms and conditions under which EDF will purchase from Nuvve and Nuvve desires to sell to EDF the Shares, subject to certain conditions among which the execution of the present software cross license agreement and a patent assignment agreement and IPR license agreement (together the “New IP agreements”). The terms and conditions of the New IP Agreements will supersede and replace the terms and conditions of the Intellectual Property Agreement entered into between Nuvve and CP1 on February 11, 2019 (the “IPA”).
(E)Nuvve wishes to grant Dreev a license on some of its software repositories as further detailed in Appendix 1, subject to the terms and conditions set forth in the present Agreement and Dreev wishes to be granted such license, and Dreev wishes to grant Nuvve a license on some of its software repositories as further detailed in Appendix 2 and Nuvve wishes to be granted such license, in both cases subject to the terms and conditions set forth in the present Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereto agree as follows:

PRELIMINARY ARTICLE - DEFINITIONS
Unless indicated otherwise, the following terms, starting with a capital letter, shall have the following meaning in this Agreement:

Affiliates	means, in relation to any person other than an individual, any other person who, directly or indirectly, Controls, is Controlled by, or is under common control with such person.
“Agreement”	means this Software cross-license contract and its appendices.
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“Control” “Completion date”
has the meaning ascribed to it in Article L. 233-3 of the French Commercial Code.
means the same date as the execution of the written agreements to be entered into between the Parties governing the intellectual property arrangements between the Parties from the date of this Agreement onwards (the “New IP Agreements”) and the Share Purchase Agreement.

“Confidential Information”
means any and all information and data, disclosed directly or indirectly by or on behalf of a Party to the other Party in whatever form (particularly orally, visually, electronically or in written form) of whatever nature, whether furnished before or after the date of signature of this Agreement, in connection with or related to the subject matter of this Agreement, , being understood that each Party shall make reasonable effort to identify as “confidential” or “proprietary” (or any other similar notice) the information it deems confidential. Confidential information may include particularly any information or data of scientific, technical, technological, social, commercial, financial, legal nature or of any other nature whatsoever, whether protected by Intellectual Property Rights or not, such as but not limited to the program, reports, analyses, trade secrets, plans, drawings, specifications, processes, know-how, design, methods, studies, software, Phase 1 IPR Repositories, Source and Object codes or names of clients or partners. It is agreed that source code provided under the Agreement is deemed Confidential Information regardless of any notice.

“Documentation”
means textual or graphic materials delivered by Licensor to Licensee pursuant to this Agreement relating to the software further described in Exhibit 1 in written or electronic format, including but not limited to: technical reference manuals, technical notes, user manuals, and application guides.

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“Dreev Phase 1 IPR Repositories”	mean the Dreev Phase 1 IPR repositories Software as detailed in Appendix 2 to the present Agreement in the version existing at the Completion date.
“Direct Exploitation”
means any exploitation of all or part of the Phase 1 IPR Repositories by the relevant Party for the purpose of designing and commercializing, in its name services or products covered by or integrating the Phase 1 IPR Repositories. It is understood that Phase 1 IPR Repositories may be used in a Party products used in support of services and Direct Exploitation includes the Right to have made. Direct Exploitation includes the right to grant license over Phase 1 IPR Repositories to final customer/end user as part of Software as a service a Service (SaaS) contract.

“G5 territory” “Improvements » “Indirect exploitation »
means United Kingdom, France, Italy, Belgium and Germany.

means new or improved process, new or improved manufacturing technique or any further invention that relates to the manufacture or formulation of Phase 1 IPR Repositories, or incorporate or are based on the Phase 1 IPR Repositories, including without limitations any updates, upgrades, new versions, modifications, derivative works, patent application that would infringe at least one of the claims of Phase 1 IPR Repositories, or other similar improvements, authored, invented or developed by or on behalf of a Party, as applicable.

means the granting to a third party, in whatever form whatsoever, of any license, right to use or right to exploit of all or part of the Phase 1 IPR Repositories for the purpose of designing and commercializing services or products covered by or integrating the Phase 1 IPR Repositories.

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“Intellectual Property Rights” or “IPR” “IPA”
means patents, patent applications, inventions, Know-how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright (including, without limitation, rights in computer software, whether in object code or source code form), Improvements, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trademarks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, rights in any drawings, designs, plans, specifications, manuals, computer software, assets, inventor’s certificates and invention disclosures, writings and other works, whether copyright or not, and all other industrial or intellectual property or other rights or forms of protection of a similar nature or having similar effect in any part of the world and rights in and in relation to them and, where appropriate, applications for any of them in any country or jurisdiction, the right to apply for any of them and all other information necessary for the technical exploration of any of the same and all registrations.

means the Intellectual Property Agreement dated 11 February 2019 and entered into between Nuvve Corporation and CP1, as amended on 15 October 2019.

“Know-how” “New IP Agreements”
means unpatented, unpublished, technical information (including, without limitation, information relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, materials, formulae, formulations, processes, research or experimental results, techniques and specifications, quality control data, analyses, reports and submissions) that is not in the public domain.

means the present Agreement and the Patent assignment agreement.

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“Nuvve Phase 1 IPR Repositories”	mean the Nuvve Phase 1 IPR repositories Software as detailed in Part 1-A and Part 1-B of Appendix 1 to the present Agreement, in the version existing at the date of Completion date.
“Object code”	means the computer-readable program in executable code form.
“Open source software” “Phase 1” “Project” “Phase 1 IPR”
means software code under an Open Source License which means, in case of distribution, any license having for effect the obligation to distribute the software to which it relates and/or any component in which the licensed software is embedded, under the terms and conditions of the Open Source License. Open Source License includes, in particular, the Gnu Public License, the GNU Lesser Public License and the GNU Affero Licence.

Means the period starting from the Effective Date of the IPA until the Completion date.

means the joint venture created by EDF and NUVVE in order to explore business opportunities of mutual interest, concerning in particular the interest and the conditions of the introduction in France, United-Kingdom, Belgium, Germany and Italy of new services by the Parties, based on the smart charging of electric vehicles, especially on the concept of V2G means for a Party, IPR made or conceived by this Party during Phase 1 in the course of the Project which relates to Smart charging or first reduced to practice or writing during Phase 1 by said Party in the course of the Project (as defined in the Prior agreement) which relates to smart charging

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“Phase 1 IPR Repositories” “Prior agreements”
mean the Software Nuvve Phase 1 IPR Repositories and Dreev Phase 1 IPR Repositories.

mean all written agreements between Dreev and Nuvve or their respective affiliates executed prior to the Closing Date, including but not limited to the SHA, the IPA, exhibits, annexes, schedules, amendments and ancillary agreements relating to the same subject matter.

“Right to Have made” “Share Purchase Agreement” “Software”

means the right to have manufactured, marketed, sold or offered by a third party, products and/or services covered by or integrating Phase 1 IPR Repositories as applicable, provided that:
--The product or service is sold or provided by or on behalf of Dreev, or Nuvve as applicable, and
-The product or service is sold or provided under the brand name, trade name or other name of Dreev, or Nuvve as applicable, if it sold or provided to third parties and the product or service is manufactured or supplied according to specifications or instructions provided by Dreev, or Nuvve as applicable.

means the Share Purchase Agreement (including its preamble and Appendices) to be entered into between EDF and Nuvve regarding the sale to EDF of the Shares and to be executed and effective on the same date as the New IP Agreements means any development or computer program, in its source code or object code, the specifications and related user documentation.

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“Source Code”
means computer programming in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation including Documentation providing necessary information allowing a man of the art to understand the architecture of the Solution as well as how to modify it.

“Third Party”	means any legal entity that is not a Party or Affiliate.

In this Agreement:
-words importing persons shall include firms and corporations its legal successors and permitted assigns;
-words importing the singular only herein shall also include the plural and vice versa where applicable;
-references in this Agreement to any agreement shall be construed as a reference to each such agreement as the same may have been, or may from time to time be, amended, varied, novated, replaced or supplemented; and
the title of the Agreement or headings of the articles used in this Agreement are given for ease of reference only and shall not affect the interpretation or construction of this Agreement

ARTICLE 1 – PURPOSE OF THE AGREEMENT
The purpose of the Agreement is to define the terms and conditions under which either Party shall grant the other Party a license over its respective Phase 1 IPR Repositories for Direct Exploitation (hereinafter the “Purpose”).
Each of Dreev and Nuvve shall be considered a Licensee with respect to the other Party’s Phase 1 IPR repositories, and a Licensor with respect to its own Phase 1 IPR Repositories, under the terms of this Agreement.
ARTICLE 2 – TERMINATION OF THE IPA AND PREVAILING AGREEMENT
The Parties hereby agrees that the IPA shall be hereby terminated as from the Completion date without any further notice.
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All the rights and obligations provided under the IPA and its amendment shall cease as of the Completion Date, without prejudice to the survival of the rights and obligations provided under the IPA, that shall remain effective, except those provided under article 10.1 to 10.3 of the IPA that shall cease at the Completion date. In addition, the confidentiality obligation applicable to Phase 1IPR Repositories under the IPA shall be replaced by those of the present Agreement as from the Completion date.
The terms and conditions of this Agreement shall supersede and replace the terms and conditions applicable to the licenses granted by Nuvve and Dreev over the Phase 1 IPR repositories under the Prior Agreements.
Subject to the assignment of the Transferred IP from Dreev to Nuvve pursuant to the patent assignment and IPR license agreement, the ownership rights remain as provided for in the IPA and shall not be affected or impaired by the present Agreement, as a consequence, each Party shall remain the owner of its own IPR
In case of inconsistency or discrepancy between the provisions of the present Agreement and the Patent assignment and IPR license agreement, the provisions of the present agreement shall prevail over the provisions of the Patent assignment and IPR license agreement.
In case of inconsistency or discrepancy between the provisions of the Intellectual Property Agreement and the New IP Agreements, the provisions New IP Agreements shall prevail over the provisions of the IPA.

ARTICLE 3 – CROSS-LICENSES
3.1 Subject to the terms and conditions of this Agreement, the Parties grant each other the following rights and licenses:
3.1.1 Nuvve hereby grants Dreev a:
-exclusive,
-fully-paid-up
-non-transferable license (except to Dreev Affiliates), non-sublicensable (except to Dreev Affiliates ),
-license to use, copy/reproduce, display, modify (including make Improvements), translate, adapt, arrange, make Direct Exploitation and distribute whole or part of:
•Nuvve Phase 1 IPR Repositories listed in Part 1-A of Appendix 1, for the duration of the lifetime of the Intellectual Property Rights applicable to such Nuvve Phase 1 IPR Repositories, and
•Nuvve Phase 1 IPR Repositories listed in Part 1-B of Appendix 1, over the 24 months following the Completion date,
-in the G5 Territory
-without limitation in numbers,
-in both Object code and Source Code
-for the Purpose.

3.1.2 Dreev hereby grants Nuvve a:
-exclusive,
-non-transferable, non-sublicensable (except to Nuvve Affiliates),
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-license to use, copy/reproduce, display, modify (including make Improvements subject to the provisions of article 6.3), translate, adapt, arrange, make Direct Exploitation, of Dreev’s Phase 1 IPR Repositories,
-for the 24 months following the Completion Date,
-worldwide, except for G5 Territory,
-without limitation in numbers,
-in both Object code and Source Code
-for the Purpose.

3.1.3 The license granted to Licensee under this article 3 includes the permanent or temporary reproduction of the Licensor Phase 1 IPR Repositories, in whole or in part by any means and in any form, including loading, display, execution, transmission or storage of these Licensor Phase 1 IPR Repositories, the translation, adaptation, the arrangement or any other modification of Licensor Phase 1 IPR Repositories and the reproduction of the resulting Software and the placing on the market for valuable consideration or free of charge, including rental, of the copy(s) of Licensor Phase 1 IPR Repositories by any process (or of copies thereof by any process), embedded in any Software products or services of Licensee, but only to extent strictly needed for the purpose of Direct exploitation.
3.2 As exclusive licensee, Licensee shall have the right to institute, prosecute and compromise all suits and proceedings to collect, assert, or enforce any claim, cause of action, right, or title of any kind in and to any and all of the Licensor Phase 1 IPR Repositories in the respective Licensee territory whether accruing or arising before or after the effective date of license, subject to prior notification of Licensor.
Licensee has no obligation to use Licensor Phase 1 IPR Repositories.
No other rights is granted under the present Agreement.
For the avoidance of doubt the exclusive license granted by Licensor to Licensee in Licensee territory under this article 3, does not authorize:
-the Licensor to make Indirect exploitation of Licensor Phase 1 IPR Repositories in Licensee territory for the term of such license
-the Licensor to make Direct Exploitation of Licensor Phase 1 IPR Repositories in the Licensee territory for the term of such license.
The Licensee is also authorized to make a reasonable number of copies of the Documentation for the Purpose only.
In case of sublicense as provided above, such sublicense shall not exceed the rights granted under the present article 3. in accordance with article 4.1, Licensee shall ensure such sublicensee is bound by confidentiality obligations and limitation of use as stringent as those of the present Agreement and Licensee shall remain liable towards Licensor Party of any breach by such sublicensee.
3.3 Prior to the execution of this Agreement, Dreev has provided the Phase 1 IPR Repositories to Nuvve in a mutually agreed archived format ([***]), along with the [***] ensuring the integrity of the delivered code.
This reference version shall serve as the authoritative version of the Phase 1 IPR Repositories under this Agreement.
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3.4 By the expiration of the [***] month period following the Completion Date, each of Dreev and Nuvve will need to have permanently removed respectively Nuvve Phase 1 IPR Repositories listed in Part 1-B of Appendix 1 and Dreev Phase 1 IPR Repositories listed Appendix 2, unless another written agreement is entered into before the end of the [***] month period.
Within [***] ([***]) month from expiration of such [***] month period, each Party shall confirm in writing such permanent removal of Phase 1 IPR Repositories, including the list of the said Phase 1 IPR Repositories.
As from the expiration of the [***] month period, each of Dreev and Nuvve shall cease to use respectively Nuvve Phase 1 IPR Repositories listed in Part 1-B of Appendix 1 and Dreev Phase 1 IPR Repositories listed in Appendix 2, for any purpose whatsoever and shall cause its Affiliates, subcontractors, customers and other authorised third parties to do so.
Each Party shall have the right to perform an audit, at its own costs, (through a third party and /or a tool that may analyse the codes and products that would have been previously agreed by the Parties) to ensure such removal and destruction have been duly performed. Licensee also authorizes Licensor to verify compliance with the provisions of the Agreement. In this case, Licensor will carry out any verification on the Licensee's premises during business hours, in order to minimize disruption to Licensee's business. Licensor may require Licensee to provide Licensor or any Third Party that it has mandated to carry out such verifications as aforementioned, with access to the relevant records.

ARTICLE 4 – INTELLECTUAL PROPERTY AND CONFIDENTIALITY
4.1 The Licensee acknowledges that Party Phase 1 IPR Repositories of the Licensor are Confidential information of the other Party, proprietary information of other Party and a trade secret of such other Party.
Each Party shall treat in confidence the Confidential information of the other Party.
Except as otherwise prior agreed in writing by the Licensor, Licensee will:
(i)treat the Licensor’s Phase1IPR Repositories and other Confidential information of the other Party as confidential using with at least the same degree of care that it uses to protect its own confidential and proprietary information, but in any event no less than a reasonable degree of care ) and
(ii)not publish, provide, disclose or communicate or make available to any Third Party, directly or indirectly whole or part of Confidential information, in any form whatsoever, without the prior written consent of the disclosing Party,
(iii)use a disclosing Party Confidential Information solely such as provided under the Agreement and for no other purpose without the prior written consent of the disclosing Party. The Parties will restrict the dissemination of Confidential Information of another Party within its organization to only those persons who have a need to know, and will ensure that all of its directors, officers and employees are bound by confidentiality obligations consistent with those set forth in this article 4
(iv)use all necessary steps to avoid disclosure, publication or dissemination of the disclosing Party Confidential information and to prevent any unauthorized use or appropriation pursuant to this Article 4.

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Shall all or part of the Phase 1 IPR Repositories, be Confidential Information under the meaning of the Agreement, nothing in this article 4 shall prevent a Party to benefit from the rights granted in the Agreement as long as, in each case, such disclosures of Confidential Information are limited to only that Confidential Information necessary to exercise such rights. To that extent, a Party may disclose to a third party any Confidential Information related to the Phase 1 IPR Repositories being agreed that, in such case the disclosing Party will remain liable to the other Party for any unauthorized disclosure or use of the corresponding Confidential Information by such third Party. Notwithstanding the foregoing, the receiving Party represents and warrants that each third party and their representatives and advisors who may have access to Confidential Information is subject to a written agreement that prevents disclosure and unauthorized use of the Confidential Information in a manner consistent with the terms of this Agreement or is otherwise bound by consistent professional obligations.

Each Party will, upon becoming aware thereof, promptly notify the other Party in case of unauthorized use or disclosure of Confidential Information of said other Party
The obligation of confidentiality provided herein, will not apply to information that:
-is rightfully known to the receiving Party without any limitation on use or disclosure prior to its receipt from the disclosing Party;
-is independently developed by the receiving Party without reference to the Confidential Information;
-is or later comes into the public domain other than by a breach of the Receiving Party’s duty to the disclosing Party;
-has come into the possession of the receiving Party from a third party who may legally or legitimately dispose of it;
-is released for disclosure with disclosing Party 's prior written consent
-is made available by the disclosing Party to third parties without restriction as to their disclosure; is required to be disclosed as may be (i) required by law, or (ii) in response to a valid order by a court or other governmental body, provided that the Receiving Party notifies the disclosing Party as much in advance as is reasonably possible and shall make its best efforts and cooperates with the latter to prevent such disclosure or limit the content and the quantity of Confidential Information disclosed;
-Receiving Party shall support disclosing Party’s efforts to seek such protective orders or similar protections with respect to such disclosure as disclosing Party may elect to pursue.
The confidentiality obligations shall survive the term or termination for any reason whatsoever of this Agreement until the date the Confidential Information enters the public domain through no act or failure to act from the receiving Party.
4.2 Intellectual property
As between the Parties, title and ownership of all and any intellectual property rights to the Phase 1 IPR Repositories owned by the Licensor at the effective date of this Agreement, shall
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remain exclusively with the Licensor (and/or its licensors when applicable) subject to third party’s rights.
The disclosure and communication of the Licensor Phase1 IPR Repositories shall not be construed as granting, or transferring any Intellectual Property Rights to the Phase1 IPR Repositories, including but without limitation, any copyright, patent, utility model, trademark, trade secrets, or any other intellectual property rights, to the Licensee, except for the rights expressly provided herein.
The Phase1 IPR Repositories may be regarded as a trade secret pursuant to French regulation 2018-670 dated July 30, 2018, relating to protection of trade secrets. No third party’s Intellectual Property Rights shall be considered, or construed as being granted, or transferred to Licensee under this Agreement.
Licensee represents and acknowledges that Licensee shall not remove, modify, or take any other action that may obscure, and/or remove the copyright and trademark notices contained in the Software Phase1 IPR Repositories in whole or in part, in machine readable form or in printed form.
Notwithstanding any other provisions of this Agreement, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade name in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.

ARTICLE 4 – FINANCIAL CONDITIONS
The Parties acknowledge that the cross-licenses granted under this Agreement have been valued using a consistent methodology and are deemed to have equivalent economic value. On this basis, the licenses are considered financially balanced.
For accounting and tax compliance purposes, and in accordance with applicable French regulations, the Parties shall issue reciprocal invoices to each other on the date of signature, each in the amount of €[***], covering the entire term of the licenses. Such invoicing shall be carried out in accordance with the applicable VAT rules.
For the avoidance of doubt, such cross-invoicing shall not give rise to any cash movement between the Parties, as the reciprocal receivables shall be offset in full.

ARTICLE 5 - LICENSEE’S RESPONSABILITY
Licensee shall be solely responsible for the supervision, management and control of the use of the Licensor’s Phase1IPR Repositories in accordance with this Agreement. Licensee's responsibility includes, without limitation, installation of the Licensor’s Phase1IPR Repositories, allocation of material resources and needed skills to use the Licensor’s Phase1IPR Repositories in the operating conditions specified by Licensor.
It is the responsibility of Licensee to install the Licensor’s Phase1IPR Repositories and to verify that the use made of it by it and its sublicensees defined at Article 3 above, complies with the provisions of the Agreement.
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ARTICLE 6 - DELIVERY - NO SUPPORT SERVICES - UPGRADES, UPDATES AND IMPROVEMENTS
6.1 Licensor Phase1IPR Repositories have been be made available to Licensee in accordance with article 3.3.
6.2 Licensor will not provide to Licensee any support services of any kind (including but not limited to technical assistance for the installation of the Licensor’s Phase1IPR Repositories, and its use, hardware support, maintenance in operational conditions or training).
6.3 Licensor and Licensee has no obligation to provide to the other Party any updates and upgrades of their respective Phase1IPR Repositories the other Party.
6.4 Nothing in this Agreement shall be considered as an obligation for any Party to conduct research to improve the Phase 1 IPR Repositories.
Licensee may modify or improve the Licensor Phase1IPR Repositories and generate Improvements on the Licensor’s Phase1IPR Repositories. Licensee has no obligation to inform or share such Improvements with the other Party. Licensor has no obligation to inform or share Improvements he may have made on its own Phase 1 IPR Repositories with the other Party.
However, a Licensee is not authorized to integrate (or link) any Open Source Software within(with) the Licensor Phase 1 IPR, it redistributes without prior approval of the other Party. Shall a Licensee be willing to integrate or link Open source software with within) the Licensor Phase 1 IPR, it redistributes, the Licensee willing to make such integration (or linking) shall provide the other Party with the necessary information (such as intented use and applicable Open source License) in order for such other Party to assess the potential impact and risk on the Licensor Phase 1 IPR.
Licensee shall retain all right, title and interest in and to the Improvements developed by Licensee as a derivative work using Licensor Phase 1 IPR Repositories it may generate during the term of its right of use granted under this Agreement and/or under the Prior Agreements, and is free to use such Improvements without restriction worldwide, subject always to the Intellectual Property Rights owned by the other Party on its respective Phase 1 IPR Repositories and the Open source software provisions above.

ARTICLE 7– USE OF OPEN SOURCE SOFTWARE AND THIRD PARTY SOFTWARE
7.1 Licensor hereby notifies Licensee and Licensee hereby acknowledges and accepts, that the Licensor Phase 1 IPR Repositories may contain Open Source Software (modules,) as defined in Article 1. A list of the Open Source Software used or provided in the frame of this Agreement with or as part of the Licensor Phase 1 IPR Repositories and its corresponding licenses is provided as part of the readmefiles provided with Documentation and/or in Annexes 1 and 2 of the present Agreement.
In addition, and notwithstanding any other provision of this Agreement, as Open Source Software is by nature distributed without any warranty of any kind (notably, but without limitation, without warranty of non-infringement of Intellectual property rights, without warranty of ownership, and without commercial warranty), Licensee accepts that any Open Source Software provided in the framework of this Agreement is provided without any warranty of any kind.
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The Licensee hereby acknowledges and accepts that the Open-Source Software is not licensed by the Licensor under the Agreement and the provisions of the Agreement do not apply to the Open-Source Software. As a user of the Open-source Software the Licensee shall comply with the provisions of the Open-source Software license
7.2 Licensor hereby notifies Licensee, and Licensee hereby acknowledge and accept that the Licensor Phase 1 IPR Repositories may use Third party software described in accompanying documentation (such as a README file or the like). Licensee hereby accept that any Third party software used as a component of the Licensor Phase 1 IPR Repositories and provided hereunder to Licensee are also provided without any warranty of any kind, either implied or express.
In the event the terms of this Agreement are contradictory to the terms of the applicable hird party software license, the terms of the Third party software License shall prevail.

ARTICLE 8 - DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES RELATING TO LICENSOR PHASE 1 IPR REPOSITORIES UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY THEREOF), OR OTHERWISE WITH RESPECT OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER. THE LICENSOR PHASE 1 IPR REPOSITORIES IS LICENSED TO LICENSEE, ON AN "AS IS" BASIS, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC OR GENERAL PURPOSE, ACCURACY, ITS SAFE, INNOVATIVE OR RELEVANT NATURE, OR THIRD PARTY’S INTELLECTUAL PROPERTY NON-INFRINGEMENT.

Licensor does not warrant expressly or implicitly, without limitation, (i) that Licensor Phase1IPR Repositories will meet Licensee Party's requirements or will enable it to attain the objectives Licensee has set for itself, or that they will operate in the combination or environment selected for use by Licensee, or (ii) that the operation of Licensor Phase1IPR Repositories will be uninterrupted or free of errors or (iii) the correction of any error in Licensor Phase1IPR Repositories, or (iv) the compatibility of Licensor Phase1IPR Repositories, or data structures generated by use of Licensor Phase1IPR Repositories, with any later version or release of Licensor Phase1IPR Repositories, if any, or any other existing or future program of the Licensee, or (v) the compatibility of the Licensor Phase1IPR Repositories with Licensee's equipment and its software configuration.

LICENSEE AGREES (i) THAT NO CLAIM SHALL BE MADE AGAINST LICENSOR FOR DIRECT OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFIT, REVENUES, GOODWILL, OPPORTUNITY, BUSINESS, ANTICIPATED SAVINGS, OR OTHERWISE, ARISING OUT OF, WHETHER BASED IN CONTRACT, NEGLIGENCE, OR OTHERWISE, ARISING OUT OF OR RESULTING FROM OR IN ANY WAY RELATING TO THE USE OF THE LICENSOR’S PHASE1 IPR REPOSITORIES BY LICENSEE, AND (ii) TO INDEMNIFY AND HOLD LICENSOR HARMLESS FROM ANY AND ALL LIABILITY OR EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ARISING OUT OF ANY MATERIAL BREACH BY THE LICENSEE OF THIS AGREEMENT.

IN ANY CASES, EXCEPT IN CASE OF BREACH OF THE LICENSE OVER LICENSOR PHASE1 IPR REPOSITORIES, BREACH OF CONFIDENTIALITY OBLIGATIONS, OR OPEN SOURCE SOFTWARE OBLIGATIONS. EITHER PARTY’s TOTAL LIABILITY TO THE OTHER, FOR ANY AND ALL CLAIMS
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AGREGATED, IS LIMITED TO THE SOLE COMPENSATION OF DIRECT DAMAGES, WHICH SHALL NOT EXCEED THE FOLLOWING AMOUNT: €2,000,000 (two million euros)
The Licensee and its insurers waive all claims against the Licensor, its sublicensees, its suppliers and their respective insurers beyond the overall ceiling defined above and for damages excluded from the liability of the Licensor.

ARTICLE 9 – INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT

Any unauthorized use of the Licensor respective Phase 1 IPR Repositories under this Agreement shall constitute infringement and justify any legal actions by the Licensor.

Licensor represents and warrants in good faith that, as of the date of signature of this Agreement, to the best of its knowledge:
- Licensor is the sole owner of its respective Phase 1 IPR Repositories and the assignee of the Intellectual Property Rights of its employees and consultants,
- No total or partial assignment of all or part of the shares in its respective Phase 1 IPR Repositories has been granted by Licensor to Third Parties,
- Licensor has not pledged the Phase 1 IPR Repositories to any individual or legal entity,
- Licensor has not been notified of any dispute (infringement action) relating to its respective
Phase 1 IPR Repositories.

Subject to the cap of liability set forth in article 8 above, Licensor will at its expense defend the Licensee (collectively “Indemnities”) from and against any claim by any third party that, the Licensor Phase 1 IPR Repositories infringe any rights of any third party. Licensor will pay all costs and damages finally awarded in any suit against the Indemnities by third parties based upon such claims together with the reasonable court costs and attorneys’ fees incurred by the Indemnities in defending or settling such third party claims.

In connection with such indemnification, the Licensee will procure that the Indemnities give Licensor (i) prompt written notice of such claim, (ii) all requested and reasonable assistance in defense or settlement of such claim, and (iii) the right to control the defense or settlement of such claim or suit and (iv) shall ensure that the Indemnities do not make any admission in respect of any such claim or suit without Licensor’s prior written consent.

With respect to any infringement claims described herein, the foregoing obligations on Licensor shall not apply to any claims arising or based solely upon any modification of Licensor Phase 1 IPR Repositories made by any person other than Licensor or approved by Licensor or to claims in respect of which Licensee has not complied with its obligations under this Article 9. Nor shall they apply to any use of the Licensor Phase 1 IPR Repositories in breach of this Agreement.

Should Licensee be aware of any act of unfair competition caused by a Third Party, Licensee agrees to inform the other Party who will decide, at their sole discretion, of the actions to be taken, if any.

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ARTICLE 10 – TERM

This Agreement shall become effective on the Completion Date and shall remain in full force and effect for the duration of the protection granted to the longest of the rights applicable to the Nuvve Phase 1 IPR Repositories listed in Part 1-A of Annex 1 to this Agreement

ARTICLE 11 - TERMINATION
11.1 This Agreement may be terminated:
(i) By a Party for material breach of any of its obligation by the other Party under this Agreement
Should either Party fail to remedy any material breach of the Agreement (hereinafter “the Breaching Party”) or has provided evidence of case of force majeure, within three (3) months of the receipt of a written notice to cure sent by the Party victim of such breach, the latter will be entitled to terminate the rights and license relating granted to the Defaulting Party (other than those granted over the Nuvve phase 1 IPR Repositories listed in part 1-A of Appendix 1 of the Agreement to Dreev), as of right and without legal proceedings, by sending a written notice of termination to the Defaulting Party granting a three (3) month notice period.
For the avoidance of doubt, use of the Licensor Phase 1 Repositories by the Licensee outside of the Territory shall constitute a material breach for the purposes of this Agreement.
Such termination shall not relieve the Defaulting Party of its obligation under this Agreement and termination by the other Party is made without prejudice for said Party to obtain damages.
For sake of clarity, the termination date of the rights and license of the Dreev Phase 1 IPR Repositories listed in Appendix 2 and Nuvve Phase 1 IPR Repositories listed in Part 1-B of Appendix 1 of the Agreement will be the date of expiration of the three (3) month termination notice period as of the receipt of the termination notice provided in article 11.1 (the “Termination Date”.), except for the Nuvve Phase 1 IPR Repositories listed in Part 1-A that shall remain in force in any case and shall not be impaired by such termination.
For the sake of clarity, the license granted over the Nuvve phase 1 IPR Repositories listed in part 1-A of Appendix 1 of the Agreement shall not be subject to any termination, whatever the reason, the nature or the scope of the material breach that may justify the above-mentioned termination.
(ii) By the Parties, by mutual agreement at any time;
11.2 Consequences of termination
At the three months termination notice of the Agreement pursuant to article 11, the followings shall apply :
11.2.1 Termination of the licenses granted to the Defaulting Party over Phase 1 IPR Repositories listed in Part 1-B of the Appendix 1 to the Agreement and Dreev Phase 1 IPR Repositories, for any purpose whatsoever and shall cause its Affiliates, subcontractors, customers and other authorised third parties to do so.
If Dreev is the Breaching Party: it shall immediately cease to use the Nuvve Phase 1 IPR Repositories listed in Part 1-B of the Appendix 1 of the Agreement for any purpose whatsoever
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and shall cause its Affiliates, subcontractors, customers and other authorised third parties to do so.
If Nuvve is the Breaching Party: it shall immediately cease to use the Dreev Phase 1 IPR Repositories listed in Appendix 2 of the Agreement for any purpose whatsoever and shall cause its Affiliates, subcontractors, customers and other authorised third parties to do so.
The license granted over the Nuvve phase 1 IPR Repositories listed in part 1-A of Appendix 1 of the Agreement shall not be subject to any termination and shall remain in force for the duration provided in article 3 of the Agreement.
11.2.2 Survival of the rights granted to the non-Breaching Party
All rights and license granted to the non-Breaching Party shall remain in full force and effect for the duration for which they are granted under the condition of the Agreement.
11.2.3 Confidential information
Upon termination of this Agreement for breach according to article 11.1., except regarding any Nuvve phase 1 IPR Repositories listed in part 1-A of Appendix 1, each Party will promptly return, and will cause, as the case may be, the third party that may have had access to Confidential Information pursuant to article 7.1, to promptly return, all documentary, electronic or other tangible forms of Confidential Information, including any and all copies of such Confidential Information, or, at disclosing Party’s request, destroy all or such parts of the Confidential Information as disclosing Party will direct and provide said disclosing Party with written confirmation of such destruction within one (1) month from termination of this Agreement or from written request of the disclosing Party such as provided herebefore.
In particular, the Breaching Party will need to have permanently removed Nuvve Phase 1 IPR Repositories listed in Part 1-B of Appendix 1 or Dreev Phase 1 IPR Repositories listed Appendix 2. Within one (1) month from termination date, the Breaching Party shall confirm in writing such permanent removal of such Phase 1 IPR Repositories, including the list of the said Phase 1 IPR Repositories.

11.2.4 Survival
The definitions as set forth herein, and Articles 3 ”Intellectual property and confidentiality”, 8 “Disclaimer of Warranties – limitation of Liability”, 9 “Intellectual property rights infringement”, 12 “Governing law and Competent Court”, 14 “Export Control and International Sanction”, shall survive the term or termination of the Agreement for any reason whatsoever.

ARTICLE 12 – GOVERNING LAW AND COMPETENT COURT
12.1 Applicable law
This Agreement shall be governed by and construed in accordance with the laws of France, without giving effect to any conflict of law provision that would apply the laws of another jurisdiction.
12.2 Notice of Dispute
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In the event of any difficulty arising regarding the validity, interpretation, performance or nonperformance, or termination of this Agreement (the "Dispute"), the Party wishing to assert such Dispute shall notify the other Party in writing of its requests (the "Notice of Dispute"). The Parties shall negotiate in good faith to attempt to resolve the Dispute amicably within fifteen (15) Business Days from the date of receipt of the Notice of Dispute by the Party to whom the Notice of Dispute is given.
12.3 Jurisdiction
If the Dispute has not been resolved within the fifteen (15) Business Days period referred to in Article 13.2, this Dispute shall be subject to the exclusive jurisdiction of the civil court of Paris (“Tribunal judiciaire”).
ARTICLE 13 – NOTICES
Any correspondence or notification required or provided for by this Agreement must be made in writing by letter delivered in person against receipt, by registered letter with acknowledgement of receipt, by extrajudicial document, per courier (“porteur”), by email confirmed by registered letter with acknowledgement of receipt sent no later than the next Business Day, addressed as set forth below, unless a Party has notified the other Party in accordance with this Article 6.3, a change of address:
To Nuvve
To the attention of Gregory Poilasne, Chief Executive Officer
E-mail :

To Dreev
To the attention of Eric Mévellec
E-mail :
Any correspondence or notification pursuant to this Agreement shall be deemed to have been received (i) on the date affixed to the receipt by the recipient in the case of delivery in person, (ii) on the date of first presentation when made by registered letter with acknowledgement of receipt or by extrajudicial document, (iii) on the date of delivery to the recipient, as evidenced by the delivery receipt, when made by courier (“porteur”), or (iv) on the date of sending of the fax or email when made by facsimile or e-mail subject to confirmation by registered letter with acknowledgement of receipt sent no later than the next Business Day.
Any change of address must be notified in writing.
ARTICLE 14 – EXPORT CONTROL AND INTERNATIONAL SANCTIONS
Each of the Parties agrees to comply with all applicable export control laws and regulations and international sanctions, including the UN, U.S., French and European laws and regulations legally applicable to the Parties, as well as to the Software/deliverables/data/technology and any dual-use products that are subject to this Agreement and are controlled under export control regulations and/or sanction laws (hereinafter "Export Control and Sanctions Laws").
Each Party certifies that it:
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(a) is not sanctioned
(b) in connection with this Agreement, has not entered any transactions or contractual relationships involving a sanctioned party and a sanctioned country or a supplier of a sanctioned country, - in each case where such transactions or contractual relationships would violate the Export Control and Sanctions Laws.
The Parties agree to notify immediately in writing of any change to this certificate, occurring during the term of this Agreement that may affect its performance, by proposing, as far as possible, mitigations and/or alternative solutions.
Either Party will inform and notify the other Party in writing whether any or all the Software/deliverables/data/technology and any dual-use products provided under this Agreement are subject to Export Control and Sanctions Laws.
If, despite the best efforts of the Parties, the performance of the Agreement is affected by the refusal, cancellation, suspension or non-renewal of an export or import license, or by the entry into force of a new Law on Export Control and Sanctions, issued by a competent authority, the Parties shall seek an alternative solution.
The Agreement may be immediately suspended until such license is granted or reinstated, sanctions are lifted, or an alternative solution mutually agreed upon by the Parties is implemented.
If the Licensor does not obtain the required authorisations, or if the sanction lasts beyond three months, and no alternative solution can be implemented, and if, as a result, all or part of the Agreement cannot be performed, then the termination of all or part of the Agreement may be pronounced in accordance with Article11.1.
ARTICLE 15 – PERSONAL DATA
As part of their contractual relationship, the Parties shall comply with the applicable regulations on personal data processing and, in particular, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (hereinafter "the GDPR").
If a Party is a data controller within the meaning of article 4 of the GDPR, such Party shall take all necessary measures to ensure compliance with the GDPR, by itself, by its employees and by all its potential sublicensees by respecting the principles of lawfulness, fairness and transparency, purpose limitation, data minimization, accuracy, storage limitation, integrity and confidentiality.
Each Party shall inform “data subjects” (as defined in article 4 of the GDPR) according to article 13 or 14 of the GDPR and facilitate the exercise of the data subject's rights under the GDPR.
The Parties acknowledge and accept that the personal data listed below may be transferred between them and processed in the performance of the Contract:
-Name and contact details to be used for administrative and financial management and monitoring of the performance of the contract.
-Personal data used for premises security check or used to comply with premises security requirement.
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In this context, both Parties shall:
-Guarantee the security of personal data processed in the performance of the Contract by all the appropriate means.
-Process the personal data solely for the purpose of the performance of the Contract, any other use of such data being strictly prohibited.
-Not transfer the personal data without implementing appropriate legal guarantees to a third country or an international organization which does not ensure an adequate level of data protection according to the European Commission.
-Notify the other Party of any personal data breach related to the data processed in the performance of the Contract immediately after becoming aware of it.
-Assist the other Party for the fulfilment of its obligation to respond in due respect of the GDPR’s requirement to a request of a data subject exercising his rights.
ARTICLE 16 – MISCELLANEOUS
This Agreement is made intuitu personae with the Parties. Therefore, a Party cannot, under any circumstances, transfer this Agreement in whole or in part without prior written consent of the other Party. For the avoidance of doubt, such restriction does not apply to a Party which may freely assign all or part of its rights and obligations under the Agreement to its Affiliates. Where applicable, such Party will so notify the other Party.
Nothing contained herein shall be construed as an obligation of either Party, either express or implied, to subsequently develop, market or license the Phase 1 PR Repositories, or any similar program(s) incorporating some or all of the functionalities contained therein.
Neither Party hereto shall be liable for any default in the performance of its obligations under this Agreement resulting from a case of force majeure as defined by French law and construed by French courts. For clarification purposes, the notification of a case of force majeure shall be made within the terms of section 13 "Notices".
No amendment or modification of this Agreement, or any waiver of any of its provisions, shall be effective unless in writing signed by each of the Parties
This Agreement constitutes, together with the other New IP Agreement, the entire and only agreement between the Parties with respect to its subject matter and supersedes all prior agreements, oral or written.
No amendment or modification of this Agreement, or any waiver of any of its provisions, shall be effective unless in writing signed by each of the Parties.
In the event that any provision of this Agreement is declared null and void or ineffective for any reason, the application of the remaining provisions of this Agreement shall not be affected. In such a case, the Parties undertake to negotiate in good faith in order to substitute for this stipulation a valid provision giving effect as far as possible to the intention of the Parties.
The Parties agree that this Agreement shall in no way be construed or considered as creating a partnership, a corporation, a joint venture or partnership or any similar relationship. The affectio societatis and the sharing of profits and losses are expressly excluded.
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The Parties agree, pursuant to the provisions of Article 1221 of the French Civil Code, that in the event of a Party's failure to comply with its obligations hereunder, the injured Party may sue the defaulting Party for forced performance, without prejudice to the damages it may seek.
The Parties agree to sign any document, provide any information and take any action (or refrain from doing so) that may be necessary or appropriate for the purposes of the execution of this Agreement, in good faith.
Notwithstanding any other provisions of this Agreement, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade name in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.
Nothing in this Agreement shall be construed to limit or impair any right of either Party to enter into similar agreements or arrangements with other parties, or to develop, acquire, license or market, whether directly or indirectly, other products or services, competitive to those offered by the other Party. It is specifically understood that nothing in this agreement shall constitute an obligation for a Party to use any Licensor Phase 1 IPR Repositories at any time. For the duration of this Agreement, each Party will use its best efforts not to disclose the terms and conditions of this Agreement to any Third party without the prior written consent of the other Party, except as required by law or governmental regulations, requirements or orders, or as may be necessary to establish or assert its rights hereunder before any competent court.
This Agreement including any exhibit as well as all supplements and amendments thereto, will be executed in two copies, each of which shall be deemed an original and all of which together shall constitute one instrument.
ARTICLE 17- ELECTRONIC SIGNATURE
By express agreement, the Parties have agreed to sign this Agreement electronically, in accordance with the provisions of Articles 1366 et seq. of the French Civil Code. The Parties acknowledge that this electronic signature has the same value as their handwritten signature and give a certain date for the signature and the effective date of the Agreement as 08/10/2025.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in Paris in two (2) originals by their duly authorized officers.	•

/s/ Eric Mévellec
Dreev SAS
represented by Eric Mévellec

/s/ Gregory Poilasne
Nuvve Holding Corp.
represented by Gregory Poilasne, Chief Executive Officer

Acknowledged by :

/s/ Frédéric Belloy
EDF Developpement Environnement SA
represented by Frédéric Belloy

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APPENDIX 1: Nuvve Phase 1 IPR Repositories

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APPENDIX 2: Dreev Phase 1 IPR Repositories

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